EXHIBIT 5.1

                                November 4, 1996


Board of Directors of WorldCom, Inc.
515 East Amite Street
Jackson, Mississippi 39201

Silvia and Gentlemen:

         I have acted as counsel to the Company in connection with a Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed public offering and sale of 2,000,000 shares (the "Shares") of Common Stock, par value $.01, of the Company which are issuable to the Selling Shareholder named therein pursuant to a NonQualified Stock Option Agreement dated as of July 10, 1995 with the Company (the "Option Agreement").

         In connection herewith, I have examined and relied without investigation as to matters of fact upon the Registration Statement and the Prospectus included as part thereof, the Articles of Incorporation and Bylaws of the Company, certificates of public officials, certificates and statements of officers of the Company, and such other corporate records, documents, certificates and instruments as I have deemed necessary or appropriate to enable me to render the opinions expressed herein. I have assumed the genuineness of all signatures on all documents examined by me, the authenticity of all documents submitted to me as originals, and the conformity to authentic originals of all documents submitted to me as certified or photostatic copies. I have also assumed the due authorization, execution and delivery of all documents.

         Based upon the foregoing, and in reliance thereon and subject to the qualifications and limitations stated herein, I am of the following opinions:

         1. The Company is a corporation validly existing under the laws of the State of Georgia; and

         2. When the Registration Statement, including any amendments thereto, shall have become effective under the Act, the Shares, when issued in accordance with the terms of the Option Agreement, will be legally issued, fully paid and nonassessable.

         I am admitted to the State Bar of Georgia and do not express an opinion with respect to any laws other than the current laws of the State of Georgia. I
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Board of Directors of WorldCom, Inc.
November 4, 1996
Page 2

note that the Option Agreement provides that it is governed by and is to be construed and enforced in accordance with the laws of the District of Columbia but, in rendering the opinions expressed herein, I have assumed that such matters are governed exclusively by the current laws of the State of Georgia and I express no opinions as to which law any court construing the Option Agreement would apply.

         I hereby consent to the filing of this opinion as Exhibit 5.1 to the aforesaid Registration Statement on Form S-3. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                           Sincerely,

                                           /s/ WILLIAM E. ANDERSON

                                           William E. Anderson